                                                                       ANNEX A1

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 1st day of July 1998, by and among MOTOROLA, INC., a Delaware corporation ("Motorola"), SS ACQUISITION CORPORATION, a California corporation and a wholly-owned subsidiary of Motorola ("Sub"), and STARFISH SOFTWARE, INC., a California corporation ("Starfish"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

                                   RECITALS

  WHEREAS, Starfish, Motorola and Sub believe it is in the best interests of each company, the shareholders of Motorola and the shareholders of Starfish that Motorola acquire Starfish through the statutory merger of Starfish with and into Sub pursuant to which Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Motorola (the "Merger");

  WHEREAS, pursuant to the Merger, among other things, each issued and outstanding share of capital stock of Starfish (assuming conversion or exercise of the outstanding warrants to purchase shares of Starfish common stock) ("Starfish Capital Stock"), other than shares owned directly by Motorola and Dissenting Shares (as defined in Section 2.1 below), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(d));

  WHEREAS, Starfish shareholders holding approximately 49% of the Starfish Common Stock and approximately one percent (1%) of the Series B Preferred Stock have entered into Voting Agreements substantially in the form attached hereto as Exhibit B (the "Voting Agreements") pursuant to which such shareholders, among other things, have agreed to vote their shares of Starfish Capital Stock in favor of the Merger;

  WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization, and (ii) this Agreement (and the other agreements entered into in connection herewith) shall qualify as a plan of reorganization within the meaning of the regulations issued pursuant to
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

  NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code (the "California Code"), Starfish shall be merged with and into Sub, the separate corporate existence of Starfish shall cease and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Motorola. Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.1 below, the closing of the Merger ("Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VIII and Article IX, at the offices of Jackson Tufts Cole & Black, LLP, 60 South Market Street, San Jose, California, unless another place or time is agreed to in writing by Motorola and Starfish. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger in the form required by the California Code with the Secretary of State of

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California (the "Merger Articles"), in accordance with the relevant provisions of applicable law (the later to occur of the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "Effective Time").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Starfish and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Starfish and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Articles of Incorporation; Bylaws.

  (a) At the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

  (b) At the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. At the Effective Time, each member of the Board of Directors of Sub immediately prior to the Effective Time shall become a member of the Board of Directors of the Surviving Corporation (the "Surviving Corporation Board"). Immediately following the Effective Time, each officer of Sub immediately prior to the Effective Time shall become an officer of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  2.1 Conversion of Capital Stock.

  (a) As of the Effective Time, each share of Starfish Common Stock and each share of Starfish Series A Preferred Stock (collectively, the "Starfish Shares") that is issued and outstanding immediately prior to the Effective Time of the Merger (except for those Starfish Shares held of record by Motorola and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Motorola, Sub, Starfish, or the shareholders of Starfish, be canceled and extinguished and each Starfish Share then outstanding shall be converted into the right to receive:

    (i) an amount in cash equal to Two Dollars and Ninety-Five Cents ($2.95) per share (together with the amount payable pursuant to Section 2.1(b)(i), the "Initial Cash Merger Consideration");

    (ii) a number of shares of Common Stock, $3.00 par value per share, of Motorola and any rights attaching to such stock pursuant to that certain Rights Agreement dated as of November 9, 1988 (as amended through the date hereof), by and between Motorola and Harris Trust and Savings Bank ("Motorola Common Stock"), equal to the quotient (calculated to the nearest 0.0001) of (A) Two Dollars and Ninety-Five Cents ($2.95) (together with the shares issuable pursuant to Section 2.1(b)(ii), the "Initial Non-Cash Merger Consideration") divided by (B) the Valuation Period Stock Price;

    (iii) a conditional amount of cash equal to Fifty-Five Cents ($0.55) (together with the amount payable pursuant to Section 2.1(b)(iii), the "Holdback Amount"); and

    (iv) a conditional number of shares of Motorola Common Stock equal to the quotient (calculated to the nearest 0.0001) of (A) Fifty-Five Cents ($0.55) (together with the shares issuable pursuant to Section 2.1(b)(iv), the "Escrowed Non-Cash Merger Consideration") divided by (B) the Valuation Period Stock Price.

  (b) As of the Effective Time, each share of Starfish Series B Preferred Stock ("Starfish Series B Shares") that is issued and outstanding immediately prior to the Effective Time of the Merger (except for those Starfish Series B Shares of held of record by Motorola and Dissenting Shares) shall, by virtue of the Merger and without

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any action on the part of Motorola, Sub, Starfish, or the shareholders of
Starfish, be canceled and extinguished and each Starfish Series B Share then outstanding shall be converted into the right to receive:

    (i) an amount in cash equal to Twenty-Nine Dollars and Fifty Cents ($29.50) per share;

    (ii) a number of shares of Motorola Common Stock, equal to the quotient (calculated to the nearest 0.0001) of (A) Twenty-Nine Dollars and Fifty Cents ($29.50) divided by (B) the Valuation Period Stock Price;

    (iii) a conditional amount of cash equal to Five Dollars and Fifty Cents ($5.50); and

    (iv) a conditional number of shares of Motorola Common Stock equal to the quotient (calculated to the nearest 0.0001) of (A) Five Dollars and Fifty Cents ($5.50) divided by (B) the Valuation Period Stock Price.

  (c) If between the date of this Agreement and the Effective Time the outstanding shares of Motorola Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratios set forth in Sections 2.1(a)(ii) and (iv) and 2.1(b)(ii) and (iv) above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Valuation Period Stock Price" means $52.97.

  (d) The Initial Merger Consideration, the Initial Non-Cash Merger Consideration, the Holdback Amount and the Escrowed Non-Cash Merger Consideration (as adjusted pursuant to this Agreement) shall constitute the "Merger Consideration" which shall be payable per share in accordance with the provisions of Section 2.2 below. All such Starfish Shares, when so converted, and all the Starfish Shares held of record by Motorola, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate presenting any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration represented by such certificate upon the surrender of such certificate in accordance with Section 2.2, without interest. No fractional shares of Motorola Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e). "Dissenting Share" means any Starfish Share in respect of which any Starfish Shareholder has exercised his or its dissenters rights under the California Code.

  2.2 Exchange of Certificates.

  (a) Exchange Agent. Motorola shall deposit with such bank or trust company as may be designated by Motorola (the "Exchange Agent") appointed pursuant to the terms of the Exchange Agreement substantially in the form attached hereto as Exhibit C (the "Exchange Agreement"), for the benefit of the holders of shares of Starfish Capital Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) as of the Effective Time certificates representing the Initial Non-Cash Merger Consideration and the Escrowed Non-Cash Merger Consideration and (ii) as of the Effective Time cash in the amount sufficient to pay the Initial Cash Merger Consideration, and (iii) on each of six (6) months following the Closing Date and the first (1st), second (2nd) and third (3rd) anniversaries of the Closing Date and such time as all claims by Motorola with respect to the Holdback Amount have been determined without possibility of appeal, cash in the amount specified in Section 2.2(b) in respect of the Holdback Amount (such shares and cash consideration, together with any dividends or distributions with respect thereto with a record date on or after the day on which the Effective Time occurs and any cash payable in lieu of any fractional shares of Motorola Common Stock being hereinafter referred to as the "Exchange Fund").

  (b) Exchange Procedures. No later than three business days after the Effective Time, the Exchange Agent shall, in accordance with the terms of the Exchange Agreement, mail to each holder of record of a Certificate or Certificates immediately prior to the Effective Time, whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Motorola may reasonably specify)

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and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (collectively, the "Letter of Transmittal"). Upon the later of the Effective Time or the surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Motorola, together with such Letter of Transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Motorola Common Stock constituting the Initial Non-Cash Merger Consideration payable to such holder and (y) a certified or bank cashier's check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II in respect of the Initial Cash Merger Consideration payable to such holder and fractional shares (in each case, less the amount of any withholding taxes required under applicable law), and the Certificate so surrendered shall forthwith be canceled. Six (6) months following the Closing Date, Motorola shall deposit Five Million Dollars ($5,000,000); on the first (1st) anniversary of the Closing Date, Motorola shall deposit Five Million Dollars ($5,000,000); on the second (2nd) anniversary of the Closing Date, Motorola shall deposit Two Million Five Hundred Thousand Dollars ($2,500,000); and on the third (3rd) anniversary of the Closing Date Motorola shall deposit the balance of the Holdback Amount in each case as such amount may be adjusted in accordance with
Section 2.6 below, plus interest thereon as determined in the manner set forth below, in the Exchange Fund, for distribution by the Exchange Agent in accordance with the terms of the Exchange Agreement. The interest to be added to the amount of the Holdback Amount paid on each anniversary of the Closing Date (as provided for by the previous sentence) shall be calculated as follows: (i) at the end of the sixth (6th) month following the Closing Date, interest shall be paid for the six (6) month period from the Closing Date until paid on Five Million Dollars ($5,000,000) as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6, at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, (ii) on the first (1st) anniversary of the Closing Date, interest shall be paid for the period from the Closing Date until paid on Five Million Dollars ($5,000,000) as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6, at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, (iii) on the second
(2nd) anniversary of the Closing Date, interest shall be paid for the period from the Closing Date until paid on Two Million Five Hundred Thousand Dollars ($2,500,000) as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6, at the Prime Rate as quoted by the Wall Street Journal on the date of the preceding anniversary of the Closing Date; and (iv) on the third (3rd) anniversary, interest shall be paid for the period from the Closing Date until paid on the balance of the Holdback Amount as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6 and less any Holdback Amount deposited with the Exchange Agent on or prior to the preceding anniversary, at the Prime Rate as quoted by the Wall Street Journal on the date of the preceding anniversary of the Closing Date. In the event of a transfer of ownership of Starfish Capital Stock which is not registered in the transfer records of Starfish, a certificate representing the proper number of shares of Motorola Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Motorola Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Motorola that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate (other than those representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of a fractional share of Motorola Common Stock which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. Except as set forth with respect to the Holdback Amount, no interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to this Article II.

  (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions with respect to shares of Motorola Common Stock with a record date on or after the day on which the Effective Time occurs shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Motorola Common Stock represented thereby, and no cash in lieu of a fractional share of Motorola Common Stock shall be paid to any such holder pursuant to this Article II, and all

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such dividends, other distributions and cash in lieu of any fractional share of Motorola Common Stock shall be paid by Motorola to the Exchange Agent (less the amount of any required withholding taxes) and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Following surrender of any such Certificate, there shall be issued or paid, as applicable, to the holder thereof (i) at the time of such surrender, (x) a certificate representing whole shares of the Initial Non-Cash Merger Consideration issued in exchange therefor, (y) the portion of the Initial Cash Merger Consideration and any cash payable in lieu of a fractional share of Motorola Common Stock to which such holder is entitled pursuant to this Article II and (z) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Motorola Common Stock (in each case, without interest and less the amount of any required withholding taxes); and
(ii) at the appropriate payment date, (x) the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Motorola Common Stock and (y) the portion of the Holdback Amount and the Escrowed Non-Cash Merger Consideration to which such holder is entitled pursuant to this Article II and the Exchange Agreement.

  (d) No Further Ownership Rights in Starfish Capital Stock. All shares of Motorola Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Starfish Capital Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay (i) any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Starfish on such shares of Starfish Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and (ii) the Holdback Amount, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Starfish Capital Stock which were outstanding immediately prior to the Effective Time. Subject to applicable law, Certificates presented after the Effective Time to the Surviving Corporation or the Exchange Agent for any reason shall be canceled and exchanged as provided in this Article II.

  (e) No Fractional Shares.

    (i) No certificates or scrip representing fractional shares of Motorola Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Motorola shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Motorola.

    (ii) Notwithstanding any other provision of this Agreement, each holder of record of shares of Starfish Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Motorola Common Stock (after taking into account all shares and Certificates delivered by such holder of record) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Motorola Common Stock multiplied by the Valuation Period Stock Price.

  (f) Termination of Exchange Fund. The Exchange Fund shall terminate in accordance with the terms of the Exchange Agreement.

  (g) No Liability. None of Motorola, Sub, Starfish and the Exchange Agent shall be liable to any person in respect of any shares of Motorola Common Stock (or any dividends or distributions with respect thereto or with respect to any shares of Starfish Capital Stock theretofore represented by any Certificate) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration or any cash in lieu of a fractional share of Motorola Common Stock or other dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Body (as defined in Exhibit A), any such Merger Consideration or cash or other dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

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  (h) Lost, Stolen and Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Motorola, the posting by such person of a bond in such reasonable amount as Motorola may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of a fractional share of Motorola Common Stock and unpaid dividends and distribution on shares of Motorola Common Stock as provided in this Article II, deliverable in respect thereof pursuant to this Agreement.

  2.3 Stock Options.

  (a) At the Effective Time and subject to Section 6.6 each option granted by Starfish to purchase shares of Starfish Common Stock (each, a "Starfish Option") which is outstanding immediately prior thereto shall cease to represent a right to acquire shares of Starfish Common Stock and shall be assumed automatically by Motorola and converted automatically into an option (the "Exchanged Option") to purchase shares of Motorola Common Stock exercisable until the current termination of the Starfish Option in an amount and at an exercise price determined as provided below (and subject to the terms of the 1995 Stock Option Plan and the 1997 Stock Option Plan of Starfish (the "Starfish Stock Plans") and the agreements evidencing such grants:

    (i) The number of shares of Motorola Common Stock to be subject to each Exchanged Option shall be equal to the product of the number of shares of Starfish Common stock subject immediately prior to the Effective Time to the Starfish Option to be converted into such Exchanged Option and the Option Exchange Ratio, provided that any fractional share of Motorola Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

    (ii) The exercise price per share of Motorola Common Stock under the Exchanged Option shall be equal to the exercise price per share of Starfish Common Stock under the Starfish Option to be converted into such Exchanged Option divided by the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest one-tenth of a cent; and

    (iii) provided further, however, that with respect to each Starfish Option which, immediately prior to the Effective Time, is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code, the number of shares of Motorola Common Stock subject to the Exchanged Option into which such Starfish Option is converted and the exercise price, terms and conditions of such Exchanged Option shall be determined in compliance with the requirements of Section 424(a) of the Code.

For purposes of this Agreement, the "Option Exchange Ratio" shall be calculated as Seven Dollars ($7.00) divided by the Valuation Period Stock Price.

  (b) Motorola shall (i) reserve for issuance the number of shares of Motorola Common Stock that will become issuable upon the exercise of the Exchanged Options and (ii) promptly after the Effective Time, issue to each holder of an Exchanged Option a document evidencing Motorola's assumption of Starfish's obligations under the Starfish Options. The Exchanged Options shall have the same terms and conditions as the Starfish Options.

  2.4 Dissenting Shares. Any Dissenting Shares shall not be converted into a right to receive Motorola Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Code; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Date or the time of the failure to perfect such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Certificate or Certificates representing such shares) Motorola Common Stock in accordance with Section 2.1 (and cash in lieu of fractional shares in accordance with Section 2.2(e)). Starfish shall give Motorola prompt notice of any demand received by Starfish for appraisal of Starfish Capital Stock, and Motorola shall have the right to participate in all negotiations and proceedings with respect to such demand. Starfish agrees that, except with the prior written consent of Motorola or as required under Chapter 13 of the California Code, it will not

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voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of Starfish Capital Stock shall receive payment therefor from the Surviving Corporation (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

  2.5 Tax Free Reorganization. The parties intend to adopt and hereby do adopt this Agreement as a plan of reorganization within the meaning of the regulations issued pursuant to Section 368 of the Code and intend to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and (a)(2)(D) of the Code. Each party agrees that it will not take or assert any position on any tax return, report, or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and will take no action, either prior or subsequent to the Merger, which would cause the Merger to fail to qualify as a reorganization. The provisions and representations contained or referred to in this Section 2.5 shall survive until the expiration of the applicable statute of limitations.

  2.6 Post-Closing Adjustment to Holdback Amount. The Holdback Amount may be reduced from time to time in accordance with the provisions of Article XI of this Agreement. Any reduction to the Holdback Amount pursuant to Article XI shall be made (i) by first reducing the amount payable by Motorola pursuant to
Section 2.2 above at the end of the sixth (6th) month period, provided that if the amount then payable is less than the amount of such reduction, or if such six (6) month period has passed and the portion of the Holdback Amount then payable has been paid, by then reducing the amount payable by Motorola by the amount of such difference on the first (1st) anniversary of the Closing Date;
(ii) to the extent that the amount then payable is less than the amount of such reduction, or if such first (1st) anniversary has passed and the portion of the Holdback Amount then payable has been paid, by then reducing the amount payable by Motorola by the amount of such difference on the second (2nd) anniversary of the Closing Date; (iii) to the extent that the amount then payable is less than the amount of such reduction, or if such second (2nd) anniversary has passed and the portion of the Holdback Amount then payable has been paid, by then reducing the amount payable by Motorola by the amount of such difference on the third (3rd) anniversary of the Closing Date and (iv) to the extent that the amount then payable is less than the amount of the Holdback Amount then remaining, then by reducing the Escrowed Non-Cash Merger Consideration by the amount of such shortfall in accordance with the terms of the Exchange Agreement.

  2.7 Discussion of Adjustment of Merger Consideration. If the value of the total Initial Non-Cash Merger Consideration as of the Effective Time (determined by the closing price of Motorola Common Stock on the Closing Date) is not equal to or in excess of two-thirds of the total Initial Cash Merger Consideration then Motorola and Starfish will discuss in good faith whether an increase in the number of shares of Motorola Common Stock (and a corresponding decrease in the cash component of the Merger Consideration) is in the best interests of the parties. In the event that the parties are unable to agree on such adjustment (within five (5) business days), then the conditions set forth in Sections 8.8 and 9.16 of this Agreement shall be deemed waived by Starfish and Motorola and Sub, respectively.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF STARFISH

  Except as otherwise set forth in the "Starfish Disclosure Schedule" provided to Motorola on the date hereof, Starfish represents and warrants to Motorola as set forth below. No fact or circumstance disclosed to Motorola shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Starfish Disclosure Schedule.

  3.1 Organization. Starfish is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. Starfish is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or

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

licensing necessary, except where the failure to qualify would not have a Material Adverse Effect on Starfish's business. The Starfish Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Starfish and a true and complete list of all states and countries in which Starfish maintains any employees. The Starfish Disclosure Schedule contains a true and complete list of all states in which Starfish is duly qualified to transact business as a foreign corporation. True and complete copies of Starfish's articles of incorporation and bylaws, as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to Motorola or its representatives. Starfish owns and on the Closing Date will own no equity securities of any other corporation, limited partnership or similar entity. Starfish does not have any ownership interest in any joint venture, partnership or similar arrangement.

  3.2 Capitalization. The authorized capital stock of Starfish, as of the date of this Agreement, consists of: sixty million (60,000,000) shares of Common Stock, 26,500,298 shares of which are issued and outstanding, 6,051,332 shares of which are reserved for future issuance to employees upon the exercise of Starfish Options, 4,746,832 of which are currently outstanding, and 375,796 shares of which are reserved for issuance upon exercise of the Warrant to purchase 375,796 shares of Starfish Common Stock; and five million (5,000,000) shares of Preferred Stock, of which 356,506 shares have been designated Series A Preferred Stock, all of which are issued and outstanding, and of which 500,000 shares have been designated Series B Preferred Stock, 473,725 of which are issued and outstanding. All issued and outstanding shares of Starfish Common Stock and Starfish Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except for Starfish Options and the Warrant, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from Starfish of any of its securities. Except as set forth in Part 3.2 of the Starfish Disclosure Schedule, there are no voting or other agreements which restrict voting or dividend rights on the Starfish Capital Stock. None of the outstanding shares of Starfish Capital Stock was issued in consideration in whole or in part for any contribution, transfer or assignment of the Starfish Products or Proprietary Assets or any proprietary rights incorporated therein or otherwise related thereto.

  3.3 Power, Authority and Validity

  (a) Starfish has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by the board of directors of Starfish, and no other corporate proceedings, other than shareholder approval of the Merger, are necessary to authorize this Agreement and the other Transaction Documents. Starfish is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein and under the Transaction Documents. Except for (i) the filing of the Merger Articles and any required officers' certificates with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Starfish is qualified to do business, (ii) filings under applicable securities laws, (iii) the termination of the waiting period under the HSR Act and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Starfish conducts any business or owns any property or assets, no consent of any person who is a party to a contract which is material to Starfish's business, nor consent of any governmental body, is required to be obtained on the part of Starfish to permit the transactions contemplated herein and continue the business activities of Starfish as previously conducted by Starfish. This Agreement constitutes, and the other Transaction Documents to which Starfish is a party when executed and delivered by Starfish shall constitute, valid and binding obligations of Starfish enforceable in accordance with their respective terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                                     A1-8

  (b) Except as set forth in Part 3.3(b) of the Starfish Disclosure Schedule, all Starfish Options outstanding as of the Effective Date have been issued in accordance with the terms of the Starfish Stock Plans and pursuant to the forms of option agreement previously provided to legal counsel for Motorola. Except for the changes resulting from the application of Section 2.3(a) hereof, no Starfish Options will by its terms require an adjustment in connection with the Merger. Neither the transactions contemplated in this Agreement nor any action taken by Starfish will result in (i) any additional benefits for any optionee under Starfish Options or (ii) the inability of Motorola after the Effective Date to exercise any right or benefit held by Starfish prior to the Effective Date with respect to a Starfish Option assumed by Motorola, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Motorola of Starfish Options in accordance with Section 2.3 hereunder will not constitute a breach of the Starfish Stock Plans or any material agreement entered into pursuant to the Starfish Stock Plans.

  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a material breach or violation of, any provision of Starfish's articles of incorporation, and bylaws as currently in effect, any instrument or contract to which Starfish is a party or by which Starfish is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to Starfish. Neither the execution and delivery of this Agreement, nor any Agreement attached hereto as an Exhibit, nor the consummation of the transactions contemplated herein or therein will have a Material Adverse Effect on the operations, assets, or financial condition of Starfish.

  3.4 Financial Statements.

  (a) Starfish has delivered to Motorola copies of Starfish's audited balance sheet as of December 31, 1997 and statements of operations, shareholders' equity and cash flow for the twelve-month period then ended (the "Starfish Audited Financial Statements") and the unaudited balance sheet as of April 30, 1998 and statements of operations, shareholder's equity and cash flow for the four-month period then ended (collectively, the "Starfish Financial Statements").

  (b) The Starfish Financial Statements are complete and in accordance with the books and records of Starfish and present fairly in all material respects the financial position of Starfish as of the dates thereof. The Starfish Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, as to the Starfish unaudited financial statements, for the absence of footnotes) applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Starfish does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the Starfish Financial Statements are adequate in light of the contingencies with respect to which they are made. The statements of operations, shareholders' equity and cash flow are complete and in accordance with the books and records of Starfish and present fairly the results of operations, equity transactions and changes of Starfish for the periods indicated, subject, in the case of the Starfish unaudited Financial Statements, to normal year end adjustments.

  (c) Starfish has no debt, liability, or obligation of any nature, whether known, unknown, accrued, absolute, contingent, or otherwise, and whether due or to become due and which is required to be reflected in a financial statement in accordance with GAAP except for those (i) that are reflected or reserved against in the face of (as opposed to the notes to) the Starfish Financial Statements and (ii) that may have been incurred after the date of the Starfish Financial Statements in the ordinary course of business, all of which are usual and normal in amount, both individually and in the aggregate.

  3.5 Tax Matters.

  (a) Starfish has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and

                                     A1-9
estimates were prepared in the manner required by applicable law in all material respects. All income, sales, use, occupation, property or other taxes or assessments due from Starfish prior to the Closing Date have been paid or will be paid on or before the Closing Date. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the Starfish Financial Statements are adequate, and there are no tax liens on any property or assets of Starfish (other than liens for taxes not yet due and payable). There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further tax liability in a material amount, either individually or in the aggregate, beyond that shown on the respective tax reports, returns or estimates or accrued for or reserved on the Starfish Financial Statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, foreign state or local tax return or report for any period.

  (b) All taxes that Starfish has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

  (c) Starfish is not a party to any tax-sharing agreement or similar arrangement with any other party.

  (d) At no time has Starfish been included in the federal consolidated income tax return of any affiliated group of corporations.

  (e) No payment which Starfish is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

  (f) Starfish will not be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Starfish prior to the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Starfish prior to the Closing Date with any taxing authority with regard to the tax liability of Starfish for any tax period (or portion thereof) ending on or before the Closing Date.

  (g) Starfish is not currently under any contractual obligation to pay to any Governmental Body any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax, other than pursuant to this Agreement.

  3.6 Absence of Certain Changes or Events. Except as set forth in Part 3.6 of the Starfish Disclosure Statement, from April 30, 1998, to the date of this Agreement, Starfish has not:

  (a) suffered any Material Adverse Change in its financial condition or in the operations of its business, nor any Material Adverse Change in its balance sheet, and including but not limited to cash distributions or material decreases in the net assets of Starfish;

  (b) suffered any damage, destruction or loss, whether covered by insurance in an amount in excess of Fifty Thousand Dollars ($50,000);

  (c) granted or agreed to make any increase in the compensation payable or to become payable by Starfish to its officers or employees, except those occurring in the ordinary course of business;

  (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of Starfish Capital Stock or declared any direct or indirect redemption, retirement, purchase or other acquisition by Starfish of such shares other than repurchases of Starfish Capital Stock at original issue prices from former employees or consultants pursuant to written agreements providing for their repurchase in the event of termination of employment or consultancy;

                                     A1-10

  (e) issued any shares of capital stock of Starfish or any warrants, rights or options or entered into any commitment relating to the shares of Starfish except for the issuance of shares of Starfish Capital Stock pursuant to the exercise of outstanding Starfish Options or upon conversion of outstanding shares of Starfish Preferred Stock;

  (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein other than changes required by changes in GAAP;

  (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

  (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

  (i) suffered any dispute involving any employee that to Starfish's knowledge may reasonably result in a material liability to Starfish;

  (j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

  (k) incurred any liabilities, contingent or otherwise, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for (i) liabilities identified as such in the "liabilities" column of the Starfish Financial Statements, and (ii) accounts payable or accrued salaries that have been incurred by Starfish since April 30, 1998 in the ordinary course of business and consistent with Starfish's past practices;

  (l) permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.7 hereof, other than any purchase money security interests incurred in the ordinary course of business;

  (m) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Fifty Thousand Dollars ($50,000), or in the aggregate, in excess of Two Hundred Thousand Dollars ($200,000);

  (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or, to Starfish's knowledge, any Affiliate or associate of any of the foregoing;

  (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Starfish Disclosure Schedule; or

  (p) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

  3.7 Title and Related Matters. Starfish has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Starfish Financial Statements or acquired after the date of the Starfish Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Starfish Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Fifty Thousand Dollars ($50,000) in liabilities. The equipment of Starfish used in the operation of its business is in good

                                     A1-11
operating condition and repair, normal wear and tear excepted. All real or personal property leases to which Starfish is a party are valid, binding, enforceable and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is not under any of such leases any existing default by Starfish (or to the knowledge of Starfish, by any other party thereto) or event of default or event which, with notice or lapse of time or both, would constitute a material default. The Starfish Disclosure Schedule contains a description of all real property and personal property with a value in excess of $50,000 leased or owned by Starfish, describing its interest in said property and with respect to owned real property, a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of the leases of Starfish have been provided to Motorola or its representatives.

  3.8 Intellectual Property

  (a) For the purposes of this Agreement, the following terms have the following definitions:

  "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations in part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing throughout the world.

  "Software" shall mean all computer code and data in source code, object code or other form incorporated in the Starfish Products or used by Starfish in the preparation or support of the Starfish Products.

  "Software Authors" shall mean all authors of the Software, or any other Person or entity who participated in the development of the Software or any portion thereof or performed any work related to the Software; provided, however, that Software Authors shall not include any Persons who are not involved in the development or modification of Software source code.

  "Starfish Intellectual Property" shall mean any Intellectual Property that:
(i) is owned by or exclusively licensed to Starfish.

  (b) Part 3.8(b) of the Starfish Disclosure Statement lists all of Starfish's United States and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Intellectual Property of Starfish that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any state, government or other public legal authority (all of the foregoing, the "Registered Intellectual Property") and Part 3.8(b) of the Starfish Disclosure Statement identifies the principal Starfish Intellectual Property comprised in such Registered Intellectual Property.

  (c) Each patent, registered trademark, registered copyright and mask work registration which is an item of Registered Intellectual Property (collectively "Issued Registered Intellectual Property") is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Issued Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Issued Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Issued Registered Intellectual Property.

                                     A1-12

  (d) The contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement include all contracts, licenses and agreements currently in effect relating to any Intellectual Property, to which Starfish is a party, other than: (i) "shrink wrap" software; (ii) rights to use Intellectual Property granted by Starfish in the ordinary course of Starfish's business in connection with sales of products or services; (iii) third party software generally available to the public at a cost of less than Ten Thousand Dollars ($10,000); and (iv) contracts, licenses or agreements which Starfish has no continuing obligations or for which liability is contractually limited to less than $50,000 (collectively, such exceptions being referred to as "Excluded Licenses").

  (e) Except as disclosed in Part 3.8(e) of the Starfish Disclosure Statement, the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement. Except as disclosed in Part 3.8(e) of the Starfish Disclosure Statement, Starfish is in compliance in all material respects with and has not breached any material term of, the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement and, to the knowledge of Starfish, all other parties to the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement are in compliance with, and have not breached any term of the contracts, licenses and agreements. Except as disclosed in Part 3.8(e) of the Starfish Disclosure Statement, following the Closing Date, Starfish will be permitted to exercise all of its rights under the contracts, licenses and agreements listed in Part 3.8(d) of the Starfish Disclosure Statement without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Starfish would otherwise be required to pay.

  (f) Except as set forth in Part 3.8(f) of the Starfish Disclosure Statement and other than Excluded Licenses or other agreements which are not currently in effect: (i) no Person other than Starfish has any rights to use any Starfish Intellectual Property other than immaterial rights granted from time to time in the ordinary course of business which do not individually or in aggregate materially affect the value of the Starfish Intellectual Property in question; and (ii) Starfish has not granted to any Person, nor authorized any Person to retain, any rights or interests of any nature in or with respect to Starfish Intellectual Property.

  (g) Except as set forth in Part 3.8(g) of the Starfish Disclosure Statement:
(i) Starfish owns and has good and exclusive title to each item of Starfish Intellectual Property listed on Part 3.8(b) of the Starfish Disclosure Statement, free and clear of any encumbrance; and (ii) Starfish owns, or has the right, pursuant to a valid contract to use or operate under, all other Starfish Intellectual Property.

  (h) Except as set forth on Part 3.8(h) of the Starfish Disclosure Statement, the operation of the business of Starfish, to Starfish's knowledge, including the design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, does not infringe or misappropriate the Intellectual Property of any other Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition. Notwithstanding the foregoing, it is expressly understood that the foregoing does not limit the indemnification provided by the Starfish Shareholders pursuant to Section 11.2(a)(iii) of this Agreement.

  (i) In the last five years, except as set forth on Part 3.8(i) of the Starfish Disclosure Statement, Starfish has not received notice from any Person that the operation of the business of Starfish or the Business, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of its services, infringes or misappropriates the Intellectual Property of any Person, violates the rights of any Person (including rights to privacy or publicity), or constitutes unfair competition.

  (j) Except as disclosed in Part 3.8(j) of the Starfish Disclosure Statement, Starfish owns or has the right to all Intellectual Property necessary to the conduct of the business of Starfish as it currently is conducted, including its design, development, manufacture and sale of its products (including with respect to products currently under development and provision of services).

                                     A1-13

  (k) Part 3.8(k) of the Starfish Disclosure Statement lists all contracts, licenses and agreements between Starfish and any other Person wherein or whereby Starfish has agreed to, or assumed, any obligation or duty to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by Starfish or such other Person of the Intellectual Property rights of any other Person; provided that the foregoing only applies to agreements for which Starfish's obligations are continuing as of the date of this Agreement and does not apply to contracts, licenses or agreements for which liability of Starfish is contractually limited to less than $50,000.

  (l) Except as listed on Part 3.8(l) of the Starfish Disclosure Statement, there are no contracts, licenses and agreements between Starfish and any other Person with respect to Starfish Intellectual Property with respect to which Starfish has received notice of any dispute which could be reasonably considered to be a material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Starfish thereunder.

  (m) Except as listed on Part 3.8(m) of the Starfish Disclosure Statement, to the knowledge of Starfish, no Person is infringing or misappropriating any Starfish Intellectual Property.

  (n) Except as listed on Part 3.8(n) of the Starfish Disclosure Statement, there are no claims asserted against Starfish, or to Starfish's knowledge, against any customer of Starfish, related to any product or service of Starfish.

  (o) No Starfish Intellectual Property or product or service of Starfish, is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by Starfish.

  (p) Except as disclosed in Part 3.8(p) of the Starfish Disclosure Statement, Starfish has, and enforces, a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially identical to the form of the Employee Agreement previously delivered to Motorola, and all current and former employees and contractors of Starfish have executed such an agreement.

  (q) To Starfish's knowledge, no (i) product, service or publication of Starfish, (ii) material published or distributed by Starfish or (iii) conduct or statement of Starfish, constitutes obscene material, a defamatory statement or material, or violates any rights, including rights of publicity or privacy, of any Person.

  (r) Part 3.8(r) of the Starfish Disclosure Statement lists all the Software Authors who were not employees of Starfish. Each Software Author made his contribution to the Software within the scope of employment with Starfish as an employee or independent contractor, as a "work made for hire," and was directed by Starfish to work on the Software.

  (s) Except for technology supplied by third party vendors disclosed in Part 3.8(s) of the Starfish Disclosure Statement, the Software and every portion thereof are an original creation of the Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors. To Starfish's knowledge, Starfish has not, by any of its acts or omissions, or by acts or omissions of its directors, officers, employees, agents, or representatives caused any of its proprietary rights in the Software, including copyrights, trademarks, and trade secrets to be diminished, or adversely affected to any material extent.

  (t) Except as set forth in Part 3.8(t) of the Starfish Disclosure Statement:

    (i) to the best of Starfish's knowledge, there are no defects in the Software, and there are no errors in any accompanying design documentation, which defects or errors would in any material respect affect Motorola's or its licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software published by Starfish; the Software has all the material features described in the user manuals made available to Starfish's customers;

                                     A1-14

    (ii) the Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions;

    (iii) the Software (A) shall not fail to perform any function specified in the product specifications therefor or otherwise be adversely affected in any material respect as a result of the date change from December 31, 1999 to January 1, 2000; and (B) to ensure Year 2000 compatibility includes, without limitation, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century.

    (iv) no government funding or university or college facilities were used in the development of the Software, and the Software was not developed pursuant to a contract with any Person or entity, and no situation, matter, or agreement exists that would preclude Motorola from making any change to the Software or combining it with other software in any lawful manner; and

    (v) all copies of the Software contain appropriate copyright legends; no third party has any interest in, or right to compensation from Starfish by reason of, the use, exploitation, or sale of the Software; there are no restrictions on the ability of Starfish (or any successor or assignee of Starfish) to use or otherwise exploit the Software, and such use or exploitation does not and will not obligate Starfish (or any successor or assign of Starfish) to pay any royalty, fee, or other compensation to any Person or entity; and Starfish has not received any notice and do not have any knowledge of any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

  (u) Starfish has made available to Motorola complete and accurate records of Starfish with respect to Software fixes (including fixes currently in progress), problem lists and maintenance of the Software, and customer complaints. All warranty claims (including any pending claims) of any material nature related to the Software are described in the Starfish Disclosure Statement. Except as set forth in Part 3.8(u) of the Starfish Disclosure Statement, Starfish has made no written representations and warranties with respect to the Software as to which Starfish has surviving obligations or liabilities.

  3.9 Employee Benefit Plans. (a) Starfish does not maintain, nor is it obligated to contribute to, any defined benefit pension plan or any employee benefit plan that is subject to either Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") or the minimum funding standards of ERISA or the Internal Revenue Code. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by Starfish conforms in all material respects, to the applicable requirements, if any, of ERISA. The Starfish Disclosure Schedule lists any formal or informal (i) stock purchase or stock option, nonqualified deferred compensation or retirement plans, programs or arrangements which may be "employee pension benefit plans" as defined in Section 3(2) of ERISA, (ii) qualified defined contribution plans or arrangements, and defined benefit plans or arrangements which are "employee pension benefit plans" as defined in
Section 3(2) of ERISA, (iii) employee welfare benefit plans, as defined in
Section 3(1) of ERISA or material fringe benefit plans or programs (the "Welfare Plans"), including any bonus, incentive, or vacation arrangement, program or policy maintained by or to which Starfish contributes on behalf of current or former employees of Starfish. If no plan or other written document for the plans, policies, programs or arrangements listed on the Starfish Disclosure Schedule has been provided to Motorola, the Starfish Disclosure Schedule shall briefly summarize the principal features of such plans, policies, programs or arrangements.

  (b) Starfish maintains an Employee Pension Benefit Plan (as defined in
Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which is a defined contribution plan (as defined in Section 3(34) of ERISA) named the Starfish Software, Inc. 401(k) Savings Plan (the "Plan").

  (c) The Plan is the only Employee Pension Benefit Plan, whether a defined contribution plan or a defined benefit plan (as defined in Section 3(35) of ERISA), ever maintained or participated in by Starfish.

                                     A1-15

  (d) The Plan (and its related trust) has received a favorable determination letter on its qualified status under Section 401(a) and 501(b) of the Internal Revenue Code of 1986, as amended (the "Code") from the Internal Revenue Service dated February 10, 1997, and has been operated and administered in all material respects in compliance with the applicable requirements of ERISA, the Code and all other applicable laws, rules and regulations, and, to the knowledge of Starfish or any of the employees with responsibility for employee benefits matters, no event has occurred which will or could cause the Plan to fail to comply with such requirements. Neither Starfish nor any of the employees with responsibility for employee benefits matters has any knowledge, of any fact, situation, circumstance, condition or occurrence that would or could adversely affect the qualified status of the Plan.

  (e) All contributions (including all employer and employee contributions) which are due have been paid to the Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to the Plan or properly accrued and reflected on the financial statements of Starfish.

  (f) The fair market value of the assets of the Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder.

  (g) Starfish has delivered to Motorola correct and complete copies of the Plan documents and Summary Plan Description, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement the Plan.

  (h) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and/or distributed appropriately with respect to the Plan.

  (i) The Plan has not been partially or completely terminated.

  (j) There have been no prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Plan, and, to the knowledge of Starfish or any of the employees with responsibility for employee benefits matters, no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration, or investment of the assets, of the Plan.

  (k) No claim, action, suit, proceeding, hearing or investigation with respect to the Plan, the administration of the Plan or the investment of the assets of the Plan (other than routine claims for benefits) is pending or, to the knowledge of Starfish or any of the employees with responsibility for employees benefits matters, is threatened, and neither Starfish nor any of the employees with responsibility for employees benefits matter has any knowledge of any basis for any such claim, action, suit, proceeding, hearing or investigation.

  (l) Starfish has not incurred, and neither Starfish nor any of the employees with responsibility for employee benefits matters has any reason to expect that Starfish will incur, any liability, fine, penalties, taxes or charges under ERISA, the Code or other applicable laws or regulations with respect to the Plan.

  (m) The Plan is not a Multi-employer Plan (as defined in Section 3(37) of ERISA, and neither Starfish nor any member of the controlled group of corporations (as defined in Section 1563 of the Code) that includes Starfish contributes to, ever has contributed to, or ever has been required to contribute to, any Multi-employer Plan or has any liability (including withdrawal liability) under any Multi-employer Plan.

  (n) Except as set forth on Schedule 3.9(n) of the Starfish Disclosure Statement, the Welfare Plans (and any related trusts, insurance contracts, any funding agreements that implement the Welfare Plans, any provider agreements and any other agreements relating to the Welfare Plans) meet the requirements of ERISA and the Code, if applicable, and neither Starfish nor any of the employees with responsibility for employee benefits matters has no knowledge, of any fact, situation, circumstance, condition or occurrence that the Welfare Plans do not meet the requirements of ERISA or the Code.

                                     A1-16

  (o) All contributions or premiums (including all employer and employee contributions or premiums) which are due have been paid to the Welfare Plans and all contributions or premiums for any period ending on or before the Closing Date which are not yet due have been paid to the Welfare Plans or properly accrued and reflected on the financial statements of Starfish.

  (p) Starfish has delivered to Motorola correct and complete copies of the plan documents, summary plan descriptions, summary of material modifications, a copy of the most recent Form 5500 Annual Report relating to the Welfare Plans, and all related trust agreements, insurance contracts, provider agreements, any funding agreements which implement the Welfare Plans and any other agreements relating to the Welfare Plans.

  (q) All required reports and descriptions (including Form 5500 Annual Reports, summary Annual Reports, and Summary Plan Descriptions) have been timely filed and/or distributed appropriately as required under ERISA and the Code with respect to the Welfare Plans.

  (r) Except as set forth on Schedule 3.9(r) of the Starfish Disclosure Statement, with respect to the Welfare Plans, Starfish has complied with the requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA, Sections 701 though 734 of ERISA and the applicable regulations and all other applicable federal and state laws.

  (s) There have been no prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Welfare Plans, and, to the knowledge of Starfish and the employees with responsibility for employee benefits matters, no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Welfare Plans.

  (t) No claim, action, suit, proceeding, hearing or investigation with respect to the Welfare Plans, the administration of the Welfare Plans or the investment of the assets of the Welfare Plans (other than routine claims for benefits) is pending, and neither Starfish nor any of the employees with responsibility for employee benefits matters has knowledge of any basis for any such claim, action suit, proceeding, hearing or investigation.

  (u) Starfish has not incurred, and neither Starfish nor any of the employees with responsibility for employee benefits matters has any reason to expect that Starfish will incur, any liability, fines, penalties, taxes or charges under ERISA, the Code or other applicable laws or regulations with respect to the Welfare Plans.

  (v) Starfish does not maintain or have an obligation to contribute to a Welfare Plan that provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Sections 601-609 of ERISA and Section 4980B of the Code.

  (w) Starfish does not maintain or have an obligation to contribute to a plan, program, policy or arrangement that provides severance benefits and the transaction contemplated by this Agreement shall not result in any liability to provide severance pay or severance benefits.

  3.10 Bank Accounts and Receivables. Part 3.10 of the Starfish Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Starfish maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. The Starfish Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of Starfish as of March 31, 1998. Except as set forth on the Starfish Disclosure Schedule all existing accounts receivable of Starfish (including those accounts receivable reflected on the Starfish unaudited financial statements that have not yet been collected and those accounts receivable that have arisen since March 31, 1998 and have not yet been collected) represent valid obligations of customers of Starfish arising from bona fide transactions entered into in the ordinary course of business.

                                     A1-17

  3.11 Contracts.

  (a) Part 3.11(a) of the Starfish Disclosure Schedule identifies each material agreement (including without limitation each employment agreement and each material license agreement, development agreement, manufacturing agreement, distribution agreement, and OEM agreement) to which Starfish is a party ("Material Contract").

  (b) Except as set forth in Part 3.11(b) of the Starfish Disclosure Schedule,

    (i) Starfish has no agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to Starfish of more than Twenty-five Thousand Dollars ($25,000) other than those entered into in the ordinary course of business concerning the sale of products of Starfish;

    (ii) Starfish has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by Starfish that are in excess of the normal, ordinary and usual requirements of the business of Starfish;

    (iii) There is no outstanding sales contract, commitment or proposal (including, without limitation, development projects) of Starfish that Starfish currently expects to result either individually or in the aggregate in any material loss to Starfish on a consolidated basis upon completion or performance thereof;

    (iv) Starfish has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety (90) days and without liability, penalty or premium exceeding Five Thousand Dollars ($5,000) in any single instance or Twenty Five Thousand Dollars ($25,000) in the aggregate;

    (v) Starfish has no currently effective collective bargaining or union agreements, contracts or commitments;

    (vi) Starfish is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world;

    (vii) Starfish is under no liability or obligation, and no such outstanding claim has been made, with respect to the return to Starfish of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed the reserves therefor set forth in the Starfish Financial Statements;

    (viii) Starfish has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other Persons;

    (ix) Starfish has no outstanding loan or advance to any Person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Starfish of any sum not reflected in the Starfish Financial Statements; and

    (x) All material contracts, agreements and instruments to which Starfish is a party are valid, binding, in full force and effect, and enforceable by Starfish in accordance with their respective terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No such contract, agreement or instrument contains any liquidated damages, penalty or similar provision. To Starfish's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

  (c) Part 3.11(c) of the Starfish Disclosure Schedule describes all agreements pursuant to which Starfish has agreed to manufacture for or supply to any third party any Starfish Products or components thereto requiring, or expected to require, payments of Fifty Thousand Dollars ($50,000) or more over the life of any such agreement. Part 3.11(c) of the Starfish Disclosure Schedule also lists each vendor which is the sole source for any product or component included in the Starfish Products which Starfish believes is not readily available from other sources.

                                     A1-18

  (d) Starfish has delivered to Motorola accurate and complete copies of all Material Contracts, including all amendments thereto. Starfish has not entered into any material oral contracts. Each Material Contract is valid and in full force and effect, and, to the best of the knowledge of Starfish, is enforceable by Starfish in accordance with its terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  (e) Except as set forth in Part 3.11(e) of the Disclosure Schedule:

    (i) Starfish has not violated or breached, or committed any default under, any Material Contract, and, to Starfish's knowledge, no other Person has violated or breached, or committed any default under, any Material Contract except as in any such case where such default would not have a Material Adverse Effect; and

    (ii) to Starfish's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract except to the extent that any of the foregoing would not have a Material Adverse Effect.

  (f) Except as set forth in Part 3.11(f) of the Starfish Disclosure Statement, none of the Material Contracts contains any provision which would require the consent of third parties to the Merger or which would be altered in any material respect as a result of the Merger.

  3.12 Orders, Commitments and Returns. All accepted and unfilled orders entered into by Starfish for the sale, license, or lease or other disposition by Starfish of the Starfish Products, and all agreements, contracts, or commitments for the purchase of supplies by Starfish, were made in the ordinary course of business. To Starfish's knowledge, no outstanding material purchase or outstanding lease commitment of Starfish is in excess of the normal, ordinary and usual requirements of its business or was made at a price (on both a per unit and aggregate basis) in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Starfish than those usual and customary in the industry.

  3.13 Compliance with Law. Starfish is in compliance with all applicable laws and regulations in all material respects. Neither Starfish, nor to Starfish's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Starfish has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Starfish has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products. All licenses, franchises, permits and other governmental authorizations held by Starfish which are material to its business are valid and sufficient in all respects for the business presently carried on by Starfish.

  3.14 Labor Difficulties; No Discrimination.

  (a) Starfish is not engaged in any unfair labor practice and is not in violation of any applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

  (b) There is no unfair labor practice complaint against Starfish actually pending or, to Starfish's knowledge, threatened before the National Labor Relations Board or any comparable foreign governmental or quasi-governmental authority.

  (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or, to Starfish's knowledge, threatened against Starfish.

                                     A1-19

  (d) No union representation question exists with respect to the employees of Starfish and, to Starfish's knowledge, no union organizing activities are taking place.

  (e) No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to Starfish's knowledge, no claims therefor exist.

  (f) No collective bargaining agreement that is binding on Starfish restricts it from relocating or closing any of its operations.

  (g) Starfish has not experienced any work stoppage or other labor difficulty.

  (h) There is not presently, and there has not been within the previous three
(3) years, any claim against Starfish based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor to Starfish's knowledge, is there any reasonable basis for any such claim.

  (i) Starfish is not aware of any key Starfish employee who intends to terminate his or her employment with Starfish.

  3.15 Trade Regulation. Starfish has not terminated its relationship with or refused to ship Starfish Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Starfish in excess of Fifty Thousand Dollars ($50,000) over any consecutive twelve (12) month period. The prices charged by Starfish in connection with the marketing or sale of any products or services have been in compliance in all material respects with all applicable laws and regulations. No claims against Starfish have been communicated or threatened in writing to Starfish with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind and, to Starfish's knowledge, no specific situation, set of facts, or occurrence provides a reasonable basis for any such claim.

  3.16 Insider Transactions. No Affiliate of Starfish has any interest in (i) any equipment or other material property, real or personal, tangible or intangible, including, without limitation, any proprietary asset, used in connection with or pertaining to the business of Starfish or (ii) to Starfish's knowledge, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Starfish; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of (a) the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized stock exchange or quoted on Nasdaq, or (b) such person's status as a general or limited partner of a venture capital or similar fund, which fund is also a holder of the securities of such creditor, supplier, customer, manufacturer, agent, representative or distributor.

  3.17 Employees, Independent Contractors and Consultants. The Starfish Disclosure Schedule lists all currently effective written or, to Starfish's knowledge, oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Starfish is a party other than those terminable at will or within thirty (30) days. If oral, Part 3.17 of the Starfish Disclosure Schedule also contains a brief summary of such agreements. True and correct copies of all such written agreements have been provided to Motorola or its representatives. All salaries and wages paid by Starfish are in material compliance, both individually and in the aggregate, with applicable foreign, federal, state and local laws. Part 3.17 of the Starfish Disclosure Schedule lists (i) the names of all persons currently employed by Starfish and the salaries and other compensation arrangements (bonus, deferred compensation, etc.) for each such person. Starfish's aggregate consolidated accrued vacation and severance pay as of March 31, 1998 was approximately Two Hundred and Fifty Thousand Dollars ($250,000).

                                     A1-20

  3.18 Insurance. Part 3.18 of the Starfish Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by Starfish. Each such policy is in full force and effect. Starfish is not in default with respect to its obligations under any insurance policy maintained by it, and Starfish has not been denied insurance coverage. To Starfish's knowledge, the insurance coverage of Starfish is customary for corporations of similar size engaged in similar lines of business. Except as set forth on Part 3.18 of the Starfish Disclosure Schedule, Starfish does not have any self-insurance or co-insurance programs, and the reserves set forth on the balance sheet included in the Starfish unaudited financial statements are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

  3.19 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Starfish's knowledge, threatened against Starfish (or to the best of Starfish's knowledge, pending or threatened against or affecting any of the officers, directors or employees of Starfish with respect to Starfish businesses or proposed business activities), or pending or threatened by Starfish against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); nor has there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting Starfish during the past three years; Starfish is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of Starfish's knowledge, any governmental investigations or inquiries; and, to the best of Starfish's knowledge, there is no basis for any of the foregoing. Starfish is not subject to any judgment, order or decree of any court or other governmental agency, and Starfish has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may have a material adverse effect on the financial condition or operations of Starfish taken as a whole.

  3.20 Section 341(f)(2). Starfish has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

  3.21 Compliance with Environmental Requirements. For purposes of this Agreement, the term "Environmental, Safety and Health Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of Starfish or any Subsidiary arising under any Environmental and Safety Requirements.

  (a) Except as set forth in Part 3.21 of the Starfish Disclosure Schedule:

    (i) Starfish has complied with and is currently in compliance with all Environmental and Safety Requirements, and Starfish has not received any oral or written notice, report or information regarding any liabilities or threatened liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to Starfish or any of its properties or facilities.

    (ii) Without limiting the generality of the foregoing, Starfish has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations or notice or warning requirements, including but not limited to the requirements under Proposition 65 that apply to its California Operations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its businesses,

                                     A1-21

  (b) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on Starfish or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

  (c) None of the following exists at any property or facility owned, occupied or operated by Starfish:

    (i) underground storage tanks or surface impoundments;

    (ii) asbestos-containing materials in any form or condition; or

    (iii) materials or equipment containing polychlorinated biphenyls.

  (d) Starfish has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous chemical or substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of Starfish or its Subsidiaries for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or any other Environmental and Safety Requirements.

  (e) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities, leased space or operations of Starfish shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those liabilities, including but not limited to third party liabilities, relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage .

  (f) Starfish has not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

  (g) No Environmental Lien has attached to any property owned, leased or operated by Starfish.

  3.22 Corporate Documents. Starfish has furnished to Motorola for its examination: (i) copies of its articles of incorporation and bylaws, (ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof, (iii) all material permits, orders, and consents issued by any regulatory agency with respect to Starfish, or any securities of Starfish, and all applications for such permits, orders, and consents, and (iv) the stock transfer books of Starfish setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Starfish are complete and accurate in all respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the laws of the applicable jurisdiction.

  3.23 No Brokers. Neither Starfish nor, to Starfish's knowledge, any Starfish shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

  3.24 Disclosure. The statements by Starfish contained in this Agreement, the exhibits and schedules thereto, and the certificates or documents required to be delivered by Starfish to Motorola or Sub under this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                     A1-22

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF MOTOROLA AND SUB.

  Motorola and Sub jointly and severally represent and warrant to Starfish that:

  4.1 Organization and Good Standing. Motorola and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and have full power and authority to carry on their businesses as now conducted.

  4.2 Capital Structure. As of the date hereof the authorized capital stock of Motorola consists of one billion, four hundred million (1,400,000,000) shares of Motorola Common Stock, Three Dollars ($3.00) par value per share, and five hundred thousand (500,000) shares of Motorola Preferred Stock, One Hundred Dollars ($100) par value per share. At the close of business on January 31, 1998, 597,503,874 shares of Motorola Common Stock were outstanding and no shares of Motorola Preferred Stock were outstanding. The shares of Motorola Common Stock issuable in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and Agreement of Merger, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of one thousand (1,000) shares of Common Stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by Motorola.

  4.3 Power, Authorization and Validity. Motorola and Sub have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and the other Transaction Documents to which they are a party. The execution and delivery of this Agreement and the other Transaction Documents have been duly and validly approved and authorized by the respective boards of directors of Motorola and Sub and by Motorola as the sole shareholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable Motorola and Sub to enter into and to perform the terms of this Agreement or the other Transaction Documents on their parts to be performed, except for (i) the filing of the Merger Agreement and all required officers' certificates with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Motorola is qualified to do business, (ii) filings under applicable securities laws, (iii) the termination of the waiting period under the HSR Act and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Motorola or any of Motorola's subsidiaries conducts any business or owns any property or assets. This Agreement is, and the other Transaction Documents when executed and delivered by Motorola and/or Sub shall be, the valid and binding obligations of Motorola and Sub enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a material breach or violation of, any provision of Motorola's and or Sub's respective articles of incorporation, and bylaws as currently in effect, any instrument or contract to which Motorola or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such party. Neither the execution and delivery of this Agreement, nor any Agreement attached hereto as an Exhibit, nor the consummation of the transactions contemplated herein or therein will have a Material Adverse Effect on the operations, assets, or financial condition of Motorola.

  4.5 SEC Documents. Motorola has made available to Starfish true, accurate and complete copies of Motorola's most recent Proxy Statement and reports on Forms 10-K, 10-Q and any report on Form 8-K filed since the most recent 10-Q (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, and taken together, the SEC Documents contain no untrue statement of a material fact and did not omit to state a

                                     A1-23
material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or superseded by a subsequently filed SEC Document. The financial statements of Motorola included in the Motorola SEC Documents (the "Motorola Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Motorola and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments, provided that the notes and accounts receivable are collectible in the amounts shown thereon and inventories are not subject to write-down, except in either case in an amount not material or for which Motorola has provided adequate reserves). There has been no change in Motorola's accounting policies or estimates except as described in the notes to the Motorola Financial Statements.

  4.6 Compliance with Other Instruments and Laws. Motorola is not in violation of any provisions of its certificate of incorporation or bylaws as currently in effect or any federal, state or local judgment, writ, decree, or order applicable to Motorola.

  4.7 Litigation. There is no suit, action, proceeding, claim or investigation pending or, to Motorola's knowledge, threatened against Motorola and Sub before any court or administrative agency or which questions or challenges the validity of this Agreement and which is not set forth in the SEC Documents (as defined below) which could have a Material Adverse Effect on the operations, assets or financial condition of Motorola or Sub.

  4.8 Disclosure. The statements by Motorola and Sub contained in this Agreement, the exhibits thereto, and the certificates and documents required to be delivered by Motorola or Sub to Starfish under this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

                                   ARTICLE V

                       PRECLOSING COVENANTS OF STARFISH

  5.1 Material Consents. Starfish shall, to the extent requested by Motorola, use reasonable commercial efforts to obtain any and all consents necessary for the assumption by the Surviving Corporation of the Material Contracts.

  5.2 Advice of Changes. Starfish shall promptly advise Motorola in writing
(i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Starfish contained in this Agreement, if made on or as of the date of such event, untrue or inaccurate in any material and adverse respect and (ii) of any Material Adverse Change in Starfish's business or financial condition, taken as a whole.

  5.3 Conduct Of Business. Until the Closing, Starfish will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, except as set forth in the Starfish Disclosure Schedule or with the prior written consent of Motorola, which consent will not be unreasonably withheld,

    (a) borrow any additional money which borrowings exceed in the aggregate One Hundred Thousand Dollars ($100,000);

    (b) incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

    (c) incur or commit to incur any capital expenditures in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate or as to any individual matter in excess of Fifty Thousand Dollars ($50,000) other than capital expenditures and commitments made in the usual and ordinary course of its business, consistent in amount with past practice;

                                     A1-24

    (d) lease, license, sell, transfer, encumber or permit to be encumbered any asset, intellectual property right or other property associated with the business of Starfish (including sales or transfers to Affiliates of Starfish), except for licenses granted and products sold in the usual and ordinary course of business and except for cash applied in payment of Starfish's liabilities in the usual and ordinary course of its business;

    (e) dispose of any of its assets, except inventory in the regular and ordinary course of business;

    (f) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business;

    (g) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

    (h) pay any bonus or special remuneration (excluding sales commissions and bonuses paid pursuant to existing arrangements in the ordinary course of business) to any officer or employee, including any amounts for accrued but unpaid bonuses, or increase the salary of any officer or employee;

    (i) change its accounting methods;

    (j) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock other than repurchases of Starfish Capital Stock at original prices from former employees or consultants pursuant to written agreements providing for their repurchase in the event of termination of employment or consultancy;

    (k) amend or terminate any Material Contract, agreement or license to which it is a party except in the ordinary course of business;

    (l) enter into any material contract except in the ordinary course of business and consistent with past practice;

    (m) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

    (n) waive or release any right or claim, except in the ordinary course of business;

    (o) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options (other than options granted to new employees hired in the ordinary course of business not to exceed options to purchase an aggregate of 200,000 shares of Starfish Common Stock), convertible securities, or other commitments to issue shares of capital stock, except in connection with the exercise of rights existing prior to the date hereof;

    (p) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

    (q) merge, consolidate or reorganize with any entity;

    (r) amend its articles of incorporation or bylaws;

    (s) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Starfish, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Starfish, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of Starfish or Motorola;

    (t) Adopt, amend, modify, or terminate any plan, program, policy or arrangement subject to Section 3.9, including the Plan or any Welfare Plan, other than as required under Section 12.3 of this Agreement.

                                     A1-25

    (u) do anything that is not contemplated in this Agreement or would cause there to be a Material Adverse Change in the Starfish Financial Statements (with such Starfish Financial Statements analyzed as if they had been prepared according to GAAP, and including but not limited to cash distributions or material decreases in the net assets of Starfish), except as would occur in the ordinary course of Starfish's business, between the date of the Starfish Financial Statements and the Closing Date; or

    (v) agree to do any of the things described in the preceding clauses
  Section 5.3(a) through (u).

  5.4 Risk Of Loss. Except as otherwise provided in this Agreement or to the extent caused by Motorola or Sub, until the Closing, all risk of loss, damage or destruction to Starfish's assets shall be borne by Starfish.

  5.5 Access To Information. Until the Closing, Starfish shall allow Motorola and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Starfish shall cause its accountants to cooperate with Motorola and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

  5.6 Satisfaction of Conditions Precedent. Starfish will use its Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Starfish will use its Best Efforts to cause the transactions contemplated in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings (including the HSR application) with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

  5.7 Other Negotiations. Between the date hereof and the date this Agreement is terminated pursuant to Section 10 hereof (the "Expiration Date"), Starfish will not (and it will use its Best Efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Motorola) regarding any acquisition of Starfish, any merger or consolidation with or involving Starfish, or any acquisition of any material portion of the stock or assets of Starfish. Starfish agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during such period. In no event will Starfish accept or enter into an agreement concerning any such third party transaction. Starfish represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify Motorola, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Acquisition as contemplated in this Agreement.

  5.8 Registration Statement; Proxy Statement; Prospectus. The information supplied by Starfish for inclusion in the registration statement on Form S-4 pursuant to which the shares of Motorola Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances in which such statements were made, not misleading. The information supplied by Starfish for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the Starfish shareholders in connection with the meeting of Starfish's shareholders to consider approval of this Agreement and the Merger (the "Starfish Shareholders' Meeting") shall not, on the date the Proxy Statement is first mailed to shareholders of Starfish, at the time of the Starfish Shareholder's Meeting and on the Effective Date, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Starfish Shareholders' Meeting which has become false or misleading. If, at any time prior to the Effective Date, Starfish should discover any event or fact relating to Starfish or any of its Affiliates, officers or directors which would be required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Starfish shall promptly inform Motorola of such event or fact.

                                     A1-26

                                  ARTICLE VI

              PRECLOSING AND OTHER COVENANTS OF MOTOROLA AND SUB

  6.1 Material Consents. Motorola shall provide reasonable assistance and cooperation to Starfish in obtaining the Material Consents.

  6.2 Advice of Changes. Motorola and Sub will promptly advise Starfish in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Motorola or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) any Material Adverse Change in Motorola's or Sub's business or financial condition, taken as a whole.

  6.3 Reservation of Motorola Common Stock. Motorola shall reserve for issuance, out of its authorized but unissued capital stock, that number of shares of Motorola Common Stock (as adjusted for any reclassification, split-up, stock dividend or stock combination occurring between the date of this Agreement and the Effective Date) as are issuable upon or after consummation of the Merger.

  6.4 Satisfaction of Conditions Precedent. Motorola and Sub will use their respective Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Motorola and Sub will use their respective Best Efforts to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings (including the HSR Act application) with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

  6.5 Registration Statement; Proxy Statement; Prospectus. The information supplied by Motorola for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Motorola for inclusion in the Proxy Statement shall not, at the time of the Starfish Shareholders Meeting and on the Effective Date, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Starfish Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Date Motorola should discover any event or fact relating to Motorola or any of its Affiliates, officers or directors which would be required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Motorola shall promptly inform Starfish of such event or fact.

  6.6 S-8 Registration. Motorola shall use its Best Efforts to cause the shares of Motorola Common Stock issuable upon the exercise of the Starfish Options to be subject to Motorola's existing Form S-8 (or if not, file a new Form S-8 within thirty days of the Effective Time), and Motorola shall use its Best Efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such Exchanged Options remain outstanding.

  6.7 NYSE Listing. Motorola shall use its Best Efforts to cause the Motorola Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                                     A1-27

                                  ARTICLE VII

                               MUTUAL COVENANTS

  7.1 Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The party receiving such Confidential Information (the "Receiving Party") from the party disclosing such confidential information (the "Disclosing Party") shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal, financial or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information. These obligations shall not apply to the extent that Confidential Information includes information which:

    (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving by reference to written or electronic records in existence at the time of disclosure;

    (b) is, or through no act or failure to act of the Receiving Party becomes, publicly known;

    (c) is received by the Receiving Party from a third party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentiality obligation by making such disclosure);

    (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

    (e) is approved for release by written authorization of the Disclosing Party; or

    (f) is required to be disclosed by a Government Body to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however, that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

  7.2 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to the Merger until such time as they agree in writing to the contents of a mutually satisfactory press release. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

  7.3 Regulatory Filings; Consents; Best Efforts. Subject to the terms and conditions of this Agreement, Starfish and Motorola shall use their respective Best Efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith (ii) make other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution

                                     A1-28
and delivery of this Agreement and the consummation of the Merger and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, with the objective of completing the Closing no later than August 30, 1998.

  7.4 HSR Act Application. As soon as practicable after the public announcement of this Agreement, each of Motorola and Starfish shall make or cause to be made any and all required filings pursuant to the HSR Act, with respect to the transactions contemplated herein and in the Transaction Documents. Each of Motorola and Starfish shall use its respective best efforts to respond as promptly as practicable to all inquiries received from the applicable governmental agencies or committees for additional information or documentation. Each of Motorola and Starfish shall notify the other of all correspondence, filings, request or communications between such party or its representatives on the one hand, and the applicable Governmental Body on the other hand, with respect to the transactions contemplated herein and in the Transaction Documents. Each of Motorola and Starfish shall furnish the other with such necessary information and reasonable assistance as such other parties may request in connection with its preparation of all required filings under the HSR Act.

  7.5 Proxy Statement; Prospectus; Registration Statement

  (a) As promptly as practicable after the execution of this Agreement, Motorola and Starfish shall prepare and file with the SEC the Proxy Statement, and Motorola shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Each of Motorola and Starfish shall use its respective Best Efforts to cause the Registration Statement to become effective as soon after such filing as practicable.

  (b) Motorola and Starfish shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

  7.6 Tax Matters. All parties intend the Merger to be a tax-free reorganization within the meaning of Section 368(a) of the Code, and agree to use their respective Best Efforts to take all action required or appropriate to facilitate such tax treatment.

  7.7 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions described and contemplated herein and to carry into effect the intents and purposes of this Agreement.

                                 ARTICLE VIII

                     CONDITIONS OF STARFISH'S OBLIGATIONS

  The obligations of Starfish to close the transactions contemplated in this Agreement are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by Starfish, but only in a writing signed by Starfish):

  8.1 Accuracy of Representations and Warranties. The representations and warranties of Motorola and Sub set forth in Section 4 and in any certificate delivered at the Closing by Motorola or Sub in connection with this Agreement shall be true and correct in all material respects when made and on and as of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and Starfish shall receive a certificate to such effect signed by an officer of Motorola and Sub, respectively.

  8.2 Covenants. Motorola and Sub shall have performed and complied in all material respects with all of their covenants contained in Article VI and
Article VII on or before the Closing, and Starfish shall receive a certificate from Motorola and Sub to such effect signed by an officer of Motorola and Sub, respectively.

                                     A1-29

  8.3 Authorizations. Starfish shall have received from Motorola and Sub written evidence that the execution, delivery and performance of Motorola and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Motorola and Sub, respectively, and the shareholder of Sub.

  8.4 Opinion of Motorola's Counsel. Starfish shall receive from Motorola in-house counsel an opinion in form and substance reasonably satisfactory to counsel to Starfish ("Opinion of Counsel to Motorola").

  8.5 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

  8.6 Termination of HSR Waiting Period. The waiting period under the HSR Act shall have terminated.

  8.7 Listing of Motorola Common. The shares of Motorola Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

  8.8 Tax Opinion. Except as contemplated by Section 2.7 of this Agreement, Starfish shall have received a written opinion of Starfish's legal counsel in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Motorola, Sub and Starfish and certain shareholders of Starfish and each of Motorola, Sub and Starfish shall provide counsel such reasonable representations.

  8.9 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  8.10 Blue Sky Laws. Motorola shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of Motorola Common Stock pursuant to the Merger.

                                  ARTICLE IX

                CONDITIONS TO MOTOROLA'S AND SUB'S OBLIGATIONS

  The obligations of Motorola and Sub are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by Motorola, but only in a writing signed by Motorola):

  9.1 Accuracy of Representations and Warranties. The representations and warranties made by Starfish contained in Article III and in any certificate delivered by Starfish in connection with this Agreement shall be true and correct when made except where (i) the failure of such representation or warranty to be true and correct would not have a Material Adverse Effect; (ii) the failure of such representation or warranty to be true and correct has been remedied prior to the Closing Date; or (iii) the failure of such representation or warranty is the result of the announcement of the acquisition of Starfish by Motorola; and Motorola shall receive a certificate to such effect signed by the President or Chief Financial Officer of Starfish.

  9.2 Covenants. Starfish shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing except to the extent any non-performance does not have a Material Adverse Effect.

  9.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against Motorola or Starfish with the probable effect (in the reasonable opinion of Motorola's counsel) of enjoining or preventing the consummation of the Merger or the enforcement of any of the Noncompetition Agreements, or requiring Motorola to divest or hold separate any business in connection with the Merger, and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator shall be outstanding against Starfish that would otherwise have a Material Adverse Effect on Motorola (exclusive of the business of Starfish).

                                     A1-30

  9.4 Authorizations. Motorola shall have received from Starfish written evidence that (i) the execution, delivery and performance of this Agreement have been duly and validly approved and authorized by Starfish's board of directors and by the shareholders of Starfish, and (ii) shareholders of Starfish holding no more than ten percent (10%) of the outstanding shares of Starfish capital stock have, or might be able to perfect, dissenters' rights in connection with the Merger.

  9.5 Voting Agreements and Non-Competition and Non Solicitation Agreements. Each of the Voting Agreements and the Non-Competition and Non-Solicitation Agreements referred to in Section 12.1 shall be in full force and effect and shall not been amended without Motorola's consent.

  9.6 Intentionally omitted.

  9.7 Opinion of Starfish's Counsel. Motorola shall have received from counsel to Starfish, an opinion in substantially the form attached hereto as Exhibit D ("Opinion of Counsel to Starfish").

  9.8 Termination of HSR Waiting Period. The waiting period under the HSR Act shall have been terminated.

  9.9 Listing of Motorola Stock. The shares of Motorola Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

  9.10 Receipt Of Certificate. Motorola shall have received at Closing a certificate signed by the President and Chief Financial Officer of Starfish certifying the accuracy of the matters set forth in Section 9.1, 9.2, 9.3, and 9.4.

  9.11 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  9.12 Blue Sky Laws. Motorola shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Motorola Common Stock pursuant to the Merger.

  9.13 Employees. None of the Key Employees (as defined in Section 12.1), and no more than twenty percent (20%), of Starfish's other employees shall have:
(a) voluntarily terminated their employment with Starfish on or prior to the Closing Date or (b) refused to accept employment with, or given notice that they do not intend to continue employment with, the Surviving Corporation.

  9.14. Exercise of Warrants. The Warrant(s) shall have been exercised in full.

  9.15 Exchange Agent Agreement. Starfish, the Exchange Agent and the Shareholder Representative shall have entered into the Exchange Agent Agreement in form and substance satisfactory to Motorola.

  9.16 Tax Opinion. Except as contemplated by Section 2.7 of this Agreement, Motorola shall have received a written opinion of Motorola's outside legal counsel in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Motorola, Sub and Starfish and certain shareholders of Starfish and each of Motorola, Sub and Starfish shall provide counsel such reasonable representations.

                                   ARTICLE X

                           TERMINATION OF AGREEMENT

  10.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

    (a) By mutual consent, or

    (b) By either Motorola or Starfish for any reason if the Closing has not occurred by October 31, 1998, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing, provided that a party cannot terminate under this provision if the failure to occur of the Closing is

                                     A1-31
  the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control). Any termination of this Agreement under this Section 10.1 shall be effective by the delivery of written notice of the terminating party to the other parties hereto, or

    (c) By either Motorola or Starfish if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable.

  10.2 Effect of Termination. Any termination of this Agreement pursuant to this Article X shall be without further obligation or liability upon any party in favor of any other party hereto; provided, however, that if such termination by one party shall result from the willful failure of the other party to carry out its obligations under this Agreement, then such party shall be liable for Damages incurred by the other party, and such termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

  10.3 Certain Effects Of Termination. In the event of the termination of this Agreement by either Starfish or Motorola as provided in Section 10.1 hereof:

    (a) each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or
  (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

    (b) Starfish and Motorola shall continue to abide by the provisions of the Mutual Non-Disclosure and Non-Solicitation Agreement dated as of January 16, 1998 between Motorola and Starfish (the "Nondisclosure Agreement"). This Section 10.3 shall survive any termination of this Agreement.

                                  ARTICLE XI

                          INDEMNIFICATION AND ESCROW

  11.1 Survival of Representations.

  (a) The representations and warranties made by Starfish (including the representations and warranties set forth in Article III hereof and the representations and warranties set forth in any certificate delivered by Starfish in connection with this Agreement) shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period; provided, however, that the termination hereunder of the representations and warranties made by Starfish shall not terminate or limit in any manner whatsoever any rights Motorola has or may have for knowing and intentional misrepresentation. The representations and warranties made by Motorola and Sub shall survive the Closing, shall remain in full force and effect and shall survive until the end of the Indemnification Period, and the holders of Starfish Securities shall be expressly permitted to rely on such representations and warranties as third party beneficiaries; provided, however, that the termination hereunder of the representations and warranties made by Motorola and Sub shall not terminate or limit in any manner whatsoever any rights which Starfish or the Starfish Shareholders or holders of Starfish Options have or may have for knowing and intentional misrepresentation.

                                     A1-32

  (b) As used in this Agreement, Indemnification Period shall mean a period of two (2) years from the Closing Date; provided, however, that the Indemnification Period with respect to claims arising under Section 11.2(iii) shall be three (3) years; provided, further, that the expiration of any Indemnification Period shall not limit the rights any Indemnitees with respect to indemnification under this Article XI in respect of any claim commenced with the applicable Indemnification Period.

  (c) The representations, warranties, covenants and obligations of Starfish, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

  11.2 Indemnification by Shareholders.

  (a) From and after the Closing Date (but subject to Section 11.1(a)), the Shareholders of Starfish shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

    (i) any inaccuracy in or breach of any representation or warranty set forth in Article III hereunder or in any certificate delivered by Starfish in connection with this Agreement;

    (ii) any breach of any covenant or obligation of Starfish hereunder;

    (iii) any claim relating to Intellectual Property for damages above the license fees paid or payable under the agreement of November 15, 1996 between Starfish and Day-Timers, the agreement of May 12, 1997 between Starfish and General Magic, the agreement of March 4, 1998 between Starfish and Open-Text Inc., the agreement of June 6, 1995 between Starfish and Franklin Electronic Publishers, the agreement of August 8, 1996 between Starfish and Franklin Electronic Publishers, the agreement of October 29,1997 between Starfish and Hewlett-Packard, the agreement of March 1, 1997 between Starfish and Acer America, the agreement of September 30, 1997 between Starfish and Sony, the agreement of February 3, 1997 between Starfish and The Media Farm, or the agreement of March 28, 1997 between Starfish and The Media Farm;

    (iv) any claim under the agreement between Starfish and Intuit arising as a result of the agreement between Starfish and Day-Timers or as a result of any modification of that latter agreement entered into before the Closing Date;

    (v) any claim with respect to the fees or expenses of a broker or finder payable by the Starfish Shareholders in accordance with Section 13.8 of this Agreement;

    (vi) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause "(i)" "(ii)" "(iii)" or "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article XI if such Indemnitee is the prevailing party in any such Legal Proceeding); or

    (vii) any obligation or duty agreed to or assumed by Starfish in any contract, license or agreement not listed in Part 3.8(k) of the Starfish Disclosure Statement, entered into between Starfish and any other Person, to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by Starfish or such other Person of the Intellectual Property Rights of any other Person.

  (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of Starfish hereunder, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Motorola shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

                                     A1-33

  11.3 Threshold; Ceiling; Exclusivity; Claims Process.

  (a) The Shareholders shall not be required to make any indemnification payment pursuant to Section 11.2(a) or for any other reason or on account of any other provision for any inaccuracy in or breach of any of the representations and warranties set forth in Article III hereof or in any certificate delivered by Starfish in connection with this Agreement until such time as and only to the extent that the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate; provided, however, that the foregoing shall not apply to Damages arising under Section 11.2(a)(v);

  (b) Except with respect to claims based on knowing and intentional misrepresentations of representations and warranties, Motorola and Sub agree on behalf of the Indemnitees that, after the Closing, the sole recourse of the Indemnitees with respect to Damages shall be against the Holdback Amount and the Escrowed Non-Cash Merger Consideration in the manner set forth in Section
2.6 of this Agreement.

  (c) In the event that an Indemnitee shall have incurred any Damages for which Indemnitee wishes to seek adjustment to the Holdback Amount pursuant to
Section 11.1, Indemnitee shall deliver to the Shareholder Representative an Officer's Certificate: (i) stating that Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages,
(ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other adjustment to the Holdback Amount to which such item is related and (iii) indicating that Indemnitee is seeking adjustment to the Holdback Amount under this Article XI.

  (d) In the event that an Indemnitee has elected to pursue adjustment to the Holdback Amount under this Article XI, the Holdback Amount shall be reduced by the amount stated in the Officer's Certificate, unless the Shareholder Representative contests such claim in writing within thirty (30) days of such election. In such event, the parties will follow the procedures set forth in
Section 13.2 below (in which case the Holdback Amount shall be reduced by the amount of Loss as determined pursuant to Section 13.2 with respect to such Damages).

  (e) In the event that an Indemnitee shall have incurred any Damages for which Indemnitee wishes to claim pursuant to Section 11.1 against the Escrowed Non-Cash Merger Consideration in accordance with Section 2.6 of this Agreement, Indemnitee shall deliver to the Shareholder Representative and the Exchange Agent an Officer's Certificate: (i) stating that Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages, (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other adjustment to the Holdback Amount to which such item is related and (iii) indicating that Indemnitee is seeking the release of all or a portion of the Escrowed Non-Cash Merger Consideration under this Article XI.

  (f) In the event that an Indemnitee has elected to pursue the release of all or a portion of the Escrowed Non-Cash Merger Consideration under this Article XI, the Exchange Agent shall, in accordance with the terms of the Exchange Agreement, release to such Indemnitee a number of shares of Motorola Common Stock having a value equal to the amount stated in the Officer's Certificate, unless the Shareholder Representative contests such claim in writing within thirty (30) days of such election. In such event, the parties will follow the procedures set forth in Section 13.2 below (in which case the Exchange Agent shall, in accordance with the terms of the Exchange Agreement, release to such Indemnitee a number of shares of Motorola Common Stock having a value equal to the amount of Loss as determined pursuant to Section 13.2 with respect to such Damages). For the purposes of this Agreement and the Exchange Agreement, the value of each share of Motorola Common Stock constituting the Escrowed Non-Cash Merger Consideration shall be the Valuation Period Stock Price.

                                     A1-34

  11.4 No Contribution. The Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any certificate delivered by Starfish in connection with this Agreement.

  11.5 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Motorola or against any other Person) with respect to which the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 11, the procedure set forth in Sections 11.6 and 11.7 below shall be followed.

  11.6 Notice. Motorola shall give prompt written notice to the Shareholder Representative pursuant to Section 11.9 of the commencement of any such Legal Proceeding against Motorola or the Surviving Corporation for which indemnity may be sought under Article XI together with a description of such Legal Proceeding and the specific bases upon which such indemnity may be sought consistent with the provisions of this Agreement; provided, however, that any failure on the part of Motorola to so notify the Shareholder Representative shall not limit any of the obligations of the Shareholders under this Article XI (except to the extent such failure materially prejudices the defense of such Legal Proceeding). The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

  11.7 Defense of Claim. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any third party claim or Legal Proceeding for which indemnity is sought. Notwithstanding the foregoing, the Shareholder Representative may elect on behalf of the Shareholders (by written notice by the Shareholder Representative to Motorola within thirty (30) days after receipt of written notice under Section 11.8(a)) to assume the defense of or otherwise control the handling of any such third party claim or Legal Proceeding (other than for matters relating to the intellectual property rights of Motorola (including Starfish), or claims by customers of Motorola) for which indemnity is sought so long as, and only in the event that, the maximum amount reasonably expected to be payable with respect to any such Legal Proceeding by Starfish or Motorola would not exceed the Holdback Amount in Motorola's reasonable determination, subject to the further limitations provided herein.

  (a) If the Shareholder Representative so elects to assume the defense of any such claim or Legal Proceeding:

    (i) the Shareholders shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnitee;

    (ii) the Indemnitee shall make available to the Shareholder
  Representative any documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Legal Proceeding;

    (iii) the Shareholder Representative shall keep the Indemnitee informed of all material developments and events relating to such claim or Legal Proceeding;

    (iv) the Indemnitee shall have the right to participate in the defense of such claim or Legal Proceeding at the Indemnitee's expense; and

    (v) the Shareholder Representative shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of Motorola; provided, however, that Motorola shall not unreasonably withhold such consent.

  (b) If the Shareholder Representative does not (or cannot) elect to assume the defense of any such third party claim or Legal Proceeding, the Indemnitee may proceed with the defense of such claim or Legal Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding on its own:

    (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Shareholders out of the Holdback Amount,

                                     A1-35
  provided, however, that the Shareholders shall not be liable for the costs of more than one counsel on behalf of the Indemnities collectively;

    (ii) the Shareholders shall make available to the Indemnitee any documents and materials in the possession or control of the Shareholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the Shareholders;

    (iii) the Indemnitee shall keep the Shareholder Representative informed of all material developments and events relating to such claim or Legal Proceeding; and

    (iv) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholder Representative; provided, however, that the Shareholders shall not unreasonably withhold such consent.

  11.8 Exercise of Remedies by Indemnitees Other than Motorola. No Indemnitee (other than Motorola or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Motorola (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

  11.9 Shareholder Representative; Approval of Shareholders.

  (a) Philippe Kahn shall be constituted and appointed as agent ("Shareholder Representative") for and on behalf of the Shareholders to give and receive notices and communications, to authorize delivery to Motorola of the Holdback Amount in satisfaction of claims by Motorola, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Holdback Amount from time to time upon not less than ten (10) business days' prior written notice to Motorola. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his/her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

  (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholder Representative and hold him/her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his/her duties hereunder. Subject to the prior right of Motorola to make claims for damages, the Shareholder Representative, with the consent of a majority in interest in the Holdback Amount, may recover from the Holdback Amount prior to any payment to the Shareholders reasonable costs and expenses incurred by the Shareholder Representative in connection with acting as same.

  (c) The approval by the Shareholders of the Merger shall be deemed to be approval of the terms of the provisions of this Article XI, including the appointment of the Shareholder Representative.

  (d) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Starfish Shareholders and shall be final, binding and conclusive upon each such Starfish Shareholder, and Motorola may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each every such Starfish Shareholder. Motorola is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                                     A1-36

                                  ARTICLE XII

                             EMPLOYEE ARRANGEMENTS

  12.1 Non-Competition and Non-Solicitation Agreements. Motorola and Starfish acknowledge that each of Philippe Kahn, Sonia Lee, John Hansen, S. Suresh, Eric Bodnar and Perry Tobin (each a "Key Employee" and collectively the "Key Employees") have executed and delivered non-competition and non-solicitation agreements with Motorola containing, among other things, a three-year non-competition/non-solicitation term with respect to Mr. Kahn and Ms. Lee, and a two-year non-competition/non-solicitation term for the other Key Employees.

  12.2 Bonus Pool. In connection with the Merger, Motorola agrees to establish a bonus pool for employees of Starfish following the Effective Date (the "Bonus Pool"). The Bonus Pool shall be in the amount of $19 million and shall be allocated in three equal installments for the 12-month periods ending on (or at Motorola's discretion before) the first (1st), second (2nd) and third
(3rd) anniversaries of the Closing Date. The Bonus Pool shall be paid out for each period from time to time as may be approved by the Board of Directors of the Surviving Corporation (the "Board"), but in any event the full amount of the Bonus Pool for each period shall be paid within forty-five (45) days after the end of each such period. The Shareholders Representative shall participate with the Board in determining the awards of bonuses, but will not be eligible for any such bonus. It is expressly understood that the principal purpose of the Bonus Pool is to provide additional incentives for the current employees of Starfish. Starfish will establish individual and group business plan objectives for the purposes of such bonuses. Notwithstanding the foregoing, with the approval of the Shareholders Representative, current or future employees of other Motorola divisions who join Starfish and other future employees of Starfish may be eligible to participate in the Bonus Pool.

  12.3 Employee Benefit Plans.

  (a) Motorola covenants and agrees that Starfish shall maintain all existing welfare and retirement benefit plans and arrangements provided to its employees as of the Closing Date until such time as Starfish and Motorola agree to terminate or merge such plans with the existing welfare and retirement benefit plans and arrangements provided by Motorola.

  (b) Motorola agrees that to the extent the existing welfare and retirement benefit plans and arrangements provided by Starfish to its employees are terminated or merged with existing Motorola plans after the Closing Date, such employees shall be entitled to participate in all benefit plans and arrangements which are available and subsequently become available to Motorola's employees of similar position on the same basis as Motorola's employees. For purposes of eligibility to participate and vesting requirements in the Motorola welfare and retirement plans for which any such employee may be eligible after the termination or merger of Starfish's existing welfare and retirement plans, such plans provide that service by such employee with Starfish shall be deemed to have been service with Motorola; provided, however, that Motorola shall not be required to treat service with Starfish as service with Motorola for purposes of benefit accrual under the Motorola, Inc. Pension Plan. To the extent that any Starfish medical plan under section 213
(d) of the Code is terminated, Motorola shall offer continued group health coverage pursuant to COBRA to those individuals receiving COBRA coverage through the Starfish medical plan immediately prior to such termination.

                                 ARTICLE XIII

                                 MISCELLANEOUS

  13.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

  13.2 Amicable Resolution. Motorola and Starfish mutually desire that friendly collaboration will develop between themselves. Accordingly, they shall try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereof.

                                     A1-37

  Excluding Intellectual Property disputes which must be brought before a court of competent jurisdiction, to the extent that any misunderstanding or dispute which arises after the Effective Date cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually-acceptable mediator to be chosen by Motorola and Starfish within forty-five (45) days after written notice by one of the parties demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement Motorola and Starfish may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of alternative dispute resolution ("ADR") in lieu of mediation, including by way of example and without limitation neutral fact-finding or a mini-trial.

  Any dispute that the parties cannot resolve through negotiation, mediation or other form of ADR within six months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 13.2 will prevent either party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

  13.3 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

  13.4 Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

  13.5 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to effect reasonably the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

  13.6 Entire Agreement; Assignment. This Agreement, the Exhibits hereto and the Starfish Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person (including, without limitation, any employee of Starfish or any such employee's spouse, dependents or beneficiaries) except the Shareholder Representative any rights or remedies hereunder; (c) shall not be assigned by Starfish whether by operation of law or otherwise without the prior written consent of Motorola; and (d) shall not be assigned by Motorola whether by operation of law or otherwise prior to the Effective Date or after the Effective Date unless Motorola remains liable for the obligations of the assignee.

  13.7 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or telefax, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

                                     A1-38

  13.8 Expenses. Whether or not the transactions herein contemplated shall be consummated, Motorola will pay the fees, expenses and disbursements of Motorola and Sub and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. Whether or not the transactions herein contemplated shall be consummated, Starfish will pay the fees, expenses and disbursements of Starfish and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Starfish under this Agreement. Notwithstanding the foregoing, neither Motorola nor Starfish shall be liable for any fees or expenses payable to any broker or finder contemplated by Section 3.23 of this Agreement, which fees or expenses will be paid by the Starfish Shareholders through a reduction in the Holdback Amount.

  13.9 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

  13.10 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

  13.11 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 13.11.

    If to Starfish:        Starfish Software, Inc. 1700 Green Hills Road
                           Scotts Valley, CA 95066 Facsimile:(408) 461-5955
                           Attention: President

    With copy to:          Gray Cary Ware Freidenrich, LLP 400 Hamilton Avenue
                           Palo Alto, CA 94301 Facsimile:(650) 327-3699
                           Attention: Peter M. Astiz, Esq.

    If to Motorola:        Motorola, Inc.50 Commerce DriveSchaumburg, IL
                           60173Facsimile: (847) 538-0852Attention: Jerry
                           Upton

    With copy to:          Motorola, Inc. 1303 East Algonquin Road Schaumburg,
                           IL 60196 Facsimile:(847) 576-3628
                           Attention: General Counsel

    If to Shareholder'sRepresentative:
                           Philippe Kahn 333 Spreading Oaks Scotts Valley, CA 95066 Facsimile:(408) 439-0958

  Such notice will be treated as having been received upon actual receipt.

                                     A1-39

  13.12 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

  13.13 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.11.

  13.14 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

  13.15 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.
                     [This space intentionally left blank]



                                     A1-40

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Motorola, Inc.,                           Starfish Software, Inc.,
a Delaware corporation                    a California corporation



By: /s/ Theodore W. Shaffner              By: /s/ Philippe Kahn
    ----------------------------------        --------------------------------
Name: Theodore W. Shaffner                Name: Philippe Kahn
    ---------------------------------          -------------------------------
Title: Corporate Vice President and       Title: President and Chief Executive
     --------------------------------          ------------------------------
       Corporate Director of Business            Officer
    --------------------------------           ------------------------------
       Development_
    --------------------------------


SS Acquisition Corporation, a
California corporation


By: /s/ Garth L. Milne
    --------------------------------
Name: Garth L. Milne
    --------------------------------
Title: Treasurer
     --------------------------------

                                     A1-41

                                                                   EXHIBIT A TO
                                                   AGREEMENT AND PLAN OF MERGER

                              CERTAIN DEFINITIONS

  For purposes of the Agreement (including this Exhibit A):

  "ADR" shall have the meaning set forth in Section 13.2.

  "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

  "Best Efforts" shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such person of this Agreement and the transactions contemplated herein.

  "Board" shall have the meaning set forth in Section 12.2.

  "Bonus Pool" shall have the meaning set forth in Section 12.2.

  "California Code" shall have the meaning set forth in Section 1.1.

  "CERCLA" shall have the meaning set forth in Section 3.21(d).

  "Closing" shall have the meaning set forth in Section 1.2.

  "Closing Date" shall have the meaning set forth in Section 1.2.

  "Code" shall have the meaning set forth in the Recitals.

  "Commission" shall mean the United States Securities and Exchange
Commission.

  "Confidential Information" shall mean confidential information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party"). Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, blueprints, engineering drawings, schematics, designs, theories of operation, contracts, customer lists, financial information, sales and marketing plans and business information.

  "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, costs (including reasonable costs of investigation) or reasonable expenses of any nature.

  "Disclosing Party" shall have the meaning set forth in Section 7.1.

  "Dissenting Shareholder" shall have the meaning set forth in Section 2.4.

  "Dissenting Share(s)" shall have the meaning set forth in Section 2.1(c).

  "Effective Time" shall have the meaning set forth in Section 1.2.

  "Excluded Licenses" shall have the meaning set forth in Section 3.8(d).

  "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

                                     A1-42

  "Environmental Lien" shall have the meaning set forth in Section 3.21.

  "ERISA" shall have the meaning set forth in Section 3.9.

  "Escrowed Non-Cash Merger Consideration" shall have the meaning set forth in
Section 2.1(a)(iv).

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

  "Exchange Agent" shall have the meaning set forth in Section 2.2(a).

  "Exchange Agreement" shall have the meaning set forth in Section 2.2(a).

  "Exchange Fund" shall have the meaning set forth in Section 2.2(a).

  "Exchanged Option" shall have the meaning set forth in Section 2.3(a).

  "Expiration Date" shall have the meaning set forth in Section 5.7.

  "GAAP" shall have the meaning set forth in Section 3.4(b).

  "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

  "Holdback Amount" shall have the meaning set forth in Section 2.(i) (but shall not include any interest paid on the Holdback Amount).

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnitees" shall mean the following Persons: (a) Motorola; (b) Motorola's current and future affiliates (including, but not limited to, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors of the Persons referred to in clauses "(a)" and "(b)" and "(c)" above; provided, however, that any Person receiving Motorola Common Stock pursuant to this Agreement shall not be deemed to be an "Indemnitee."

  "Initial Cash Merger Consideration" shall have the meaning set forth in
Section 2.1(a)(i).

  "Initial Non-Cash Merger Consideration" shall have the meaning set forth in
Section 2.1(a)(ii).

  "Intellectual Property" shall have the meaning set forth in Section 3.8(a).

  "Issued Registered Intellectual Property" shall have the meaning set forth in Section 3.8(c).

  "Key Employee" shall have the meaning set forth in Section 12.1.

  "Key Employees" shall have the meaning set forth in Section 12.1.

  The terms "knowledge" and "known" when not capitalized shall be construed, except as specifically otherwise provided, to qualify the matter referred to as being to the actual knowledge after diligent inquiry of, with respect to Starfish, Philippe Kahn, Sonia Lee, John Hansen, Norman Cheung and Gregg Armstrong and, with respect to Motorola, the appropriate executive officer.

                                     A1-43

  "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

  "Letter of Transmittal" shall have the meaning set forth in Section 2.2(b).

  "Material Adverse Change" shall mean a change which would have a Material Adverse Effect.

  A violation or other matter will be deemed to have a "Material Adverse Effect" on Starfish or Motorola or Sub, as applicable, if such violation or other matter would be material in impact or amount to Starfish's or Motorola's or Sub's, as applicable, (and in the case of Motorola, together with its subsidiaries), business, intellectual property rights or condition, or, taken as a whole, its assets, liabilities, operations, or financial performance. The definition of "material" for purposes of Article III shall have no bearing upon the interpretation of the term "material" for purposes of this definition.

  "Material Consents" shall have the meaning set forth in Section 5.1.

  "Material Contract" shall have the meaning set forth in Section 3.11(a).

  "Merger" shall have the meaning set forth in Recitals.

  "Merger Articles" shall have the meaning set forth in Section 1.2.

  "Merger Consideration" shall have the meaning set forth in Section 2.1(d).

  "Motorola Common Stock" shall have the meaning set forth in Section
2.1(a)(ii).

  "Motorola Financial Statements" shall have the meaning set forth in Section
4.5.

  "Nondisclosure Agreement" shall have the meaning set forth in Section
10.3(b).

  "Person" shall mean any individual, Entity or Governmental Body.

  "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, logo, technical data, customer list, industrial design or registration, know-how, customer list, franchise, system, computer software (including any source code, object code, firmware, development tools, files, records and data and all media on which any of the foregoing are recorded), computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing and all extensions, renewals and revisions of any of the foregoing and any and all documents relating to the foregoing.

  "Proxy Statement" shall have the meaning set forth in Section 5.8.

  "Receiving Party" shall have the meaning set forth in Section 7.1.

  "Registered Intellectual Property" shall have the meaning set forth in
Section 3.8(b).

  "Registration Statement" shall have the meaning set forth in Section 5.8.

  "Release" shall have the meaning set forth in Section 3.21.

  "SEC" shall mean the Securities and Exchange Commission.

                                     A1-44

  "SEC Documents" shall have the meaning set forth in Section 4.5.

  "Securities Act" shall mean the Securities Act of 1933, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

  "Shareholder Representative" shall have the meaning set forth in Section 11.9(a).

  "Shareholders" shall mean the record holders of shares of capital stock of Starfish.

  "Software" shall have the meaning set forth in Section 3.8(a).

  "Software Authors" shall have the meaning set forth in Section 3.8(a).

  "Starfish Audited Financial Statements" shall have the meaning set forth in
Section 3.4(a).

  "Starfish Capital Stock" shall have the meaning set forth in the Recitals.

  "Starfish Common Stock" shall mean the common stock, no par value per share, of Starfish.

  "Starfish Disclosure Schedule" shall have the meaning set forth in Article
3.

  "Starfish Financial Statements" shall have the meaning set forth in Section 3.4(a).

  "Starfish Intellectual Property" shall have the meaning set forth in Section 3.8(a).

  "Starfish Option" shall have the meaning set forth in Section 2.3(a).

  "Starfish Preferred Stock" shall mean Starfish Class A Preferred Stock and Starfish Class B Preferred Stock.

  "Starfish Products" shall mean all versions and implementations of any product which has been or is being marketed by Starfish or currently is under development, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related thereto.

  "Starfish Series A Preferred Stock" shall mean the Class A Preferred Stock, no par value per share, of Starfish.

  "Starfish Series B Preferred Stock" shall mean the Class B Preferred Stock, no par value per share, of Starfish.

  "Starfish Shareholders Meeting" shall have the meaning set forth in Section
5.8.

  "Starfish Shares" shall mean the shares of Starfish capital stock issued and outstanding at the Effective Date of the Merger, other than the Dissenting Shares.

  "Starfish Stock Plans" shall have the meaning set forth in Section 2.3(a).

  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. Unless otherwise indicated or required by the context, the term Subsidiary or Subsidiaries shall be deemed to refer to a Subsidiary or the Subsidiaries of Starfish.

                                     A1-45

  "Surviving Corporation" shall have the meaning set forth in Section 1.1.

  "Surviving Corporation Board" shall have the meaning set forth in Section
1.5.

  "Transaction Documents" shall mean this Agreement (including the Starfish Disclosure Schedule delivered pursuant to Article III hereof) and the following documents or agreements required to be delivered hereunder: the Merger Articles, the Exchange Agreement and the Shareholder Non-Compete Agreements.

  "Valuation Period Stock Price" shall have the meaning set forth in Section 2.1(c)

  "Voting Agreements" shall have the meaning set forth in the Recitals.

                                     A1-46